     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1999


                                                      REGISTRATION NO. 333-70785
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           WESTERN DIGITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                       95-264-7125
(STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 932-5000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                           MICHAEL A. CORNELIUS, ESQ.
                           WESTERN DIGITAL CORPORATION
                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 932-5000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                              RONALD S. BEARD, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                               333 S. GRAND AVENUE
                              LOS ANGELES, CA 90071
                                 (213) 229-7000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

 PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MARCH 23, 1999



                                  $190,000,000

                             [WESTERN DIGITAL LOGO]


                                  COMMON STOCK


         This is a public offering of shares of common stock of Western Digital Corporation. We may offer for sale and sell shares in varying amounts and at prices and on terms to be determined at the time of sale. We will receive proceeds from our sale of our common stock.



         Our common stock is traded on the New York Stock Exchange under the symbol "WDC." On March 22, 1999, the last reported sale price of our common stock was $8 5/8 per share.



         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.


                                ----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                ----------------

                 THE DATE OF THIS PROSPECTUS IS __________, 1999

                           WESTERN DIGITAL CORPORATION


         We design, develop, manufacture and market a broad line of rigid magnetic disk drives, often referred to as hard drives, for use in desktop personal computers and, since 1997, in the enterprise segment of the market, which consists of high-performance workstations, local area network servers, and multi-user systems. A hard drive is an electromechanical device used for information storage and retrieval, incorporating one or more rotating disks on which data is recorded, stored and read magnetically. We market our products worldwide to computer manufacturers, distributors, resellers and retailers. Our goal is to become a leading manufacturer of hard drives in the hard drive markets in which we compete.


         We recently acquired a startup company called Crag Technologies, Inc., which is focused on developing storage solutions for local area network servers. With this acquisition as a first step, we plan to leverage our experience with hard drives to develop additional storage systems and components in order to enhance our business model.

         We are incorporated in the State of Delaware. Our principal executive offices are located at 8105 Irvine Center Drive, Irvine, California 92618 and its telephone number is (949) 932-5000.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors primarily related to our common stock offered by this prospectus and to our business and operations. You should also carefully consider the other information in this prospectus and in the documents incorporated by reference. Some of these factors have affected our financial condition or operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment

         Within this prospectus, we sometimes refer to years without specifying the month or day of that year. In all such cases, unless we specifically refer to a calendar year, the reference is to our fiscal year ended on or about June 30 of such year.


         I.  Risk factors related to the industry in which we operate.

         Because of rapid technological change in our industry, we cannot succeed unless we make efficient and continual transitions to new products.

         The hard drive industry is characterized by rapid technological transitions. These transitions center on recording heads, which are the minute electromagnetic coil and metal pole which write and read back magnetic patterns. If we attempt to make these transitions too early or too late, it can harm our operating results.

         For example, magneto-resistive head technology became the leading recording head technology during early 1998. This technology enables higher capacity per hard drive and better drive performance than conventional thin film heads, which embodied the previous head technology standard. Magneto-resistive heads use separate read and write elements, as opposed to conventional thin-film heads, which read and write data bits on the magnetic surface of the disk. Several of our major competitors incorporated magneto-resistive head technology into their products much earlier than we did and achieved time-to-market leadership with some magneto-resistive products. We completed our transition of desktop hard drives to magneto-resistive head technology by the end of 1998, and we are now beginning our transition to giant magneto-resistive heads, an advanced form of magneto-resistive head technology that is the next recording head technology standard. However, if we fail to:


     - regain time-to-market leadership with products incorporating magneto-resistive and then giant magneto-resistive head technology

     -    achieve acceptable manufacturing yields and costs

     -    qualify these products with key customers on a timely basis

     -    produce these products in sufficient volume

then our market share could continue to fall and harm our operating results.


         Advances in magnetic, optical or other data storage technologies could result in competitive products that have better performance or lower cost per unit of capacity than our products. Some of our competitors are developing hybrid storage devices which combine magnetic and optical technologies, but we have decided not to pursue this technology at this time. If these products prove to be superior in performance or cost per unit of capacity, we could be at a competitive disadvantage to the companies offering those products.



         Short product life cycles force us to continually qualify new products with our customers.

         Due to short product life cycles, we must regularly engage in new product qualification with our customers. This process is typically complicated and lengthy, and any failure or delay in qualifying new products with a customer can result in our losing sales to that customer until the next generation of products is introduced. Most of our customers qualify only a few vendors for each product. This issue is particularly acute in the enterprise portion of the market because the product life cycles for enterprise hard drives are longer than those for desktop drives.

         We will not be successful in the enterprise segment of the hard drive market unless our enterprise hard drive volume grows.

         If we are to succeed in the enterprise hard drive portion of the market we must increase our volume and market share. To do so, we must develop and timely introduce new products, and we must increase the number of customers for our products. A risk we face in expanding our product line is that we will need to hire additional qualified engineers. This will be a major challenge because competition world-wide for skilled hard drive development engineers is intense. We also may encounter development delays or quality issues, which may retard or make more expensive the introduction of new products. If we experience any of these setbacks, we may miss crucial delivery time windows on these new enterprise products, which would likely harm our operating results.

         The hard drive industry is highly competitive and characterized by rapid shifts in market share among the major competitors.


         The price of hard drives has fallen over time due to increases in supply, cost reductions, technological advances and price reductions by one or more competitors in order to liquidate their excess inventories or attempt to gain market share. In addition, rapid technological changes often reduce the volume and profitability of sales of existing products and increase the risk of inventory obsolescence. These factors, taken together, result in significant and rapid shifts in market share among the industry's major participants.


         For example, during 1996 and 1997, we significantly increased our share of the desktop market, but most of these gains were lost during 1998 for the following reasons:

         - our decision to reduce production in the face of industry oversupply and rapidly declining prices

         -        our late transition to magneto-resistive head technology.

         - manufacturing and performance issues encountered as we continued to produce thin film head products at higher storage capacities than our competitors.


         The enterprise portion of the hard drive industry is more concentrated than the desktop portion of the industry, and used to be less price-competitive than the desktop portion of the industry. Performance, quality, and reliability are even more important to the users of high-end products than to users in the desktop market, which also made the enterprise portion of the industry less price-competitive. However, this market has recently become much more price competitive, which could lead to significant and rapid shifts in market share among the industry's major participants. We expect this trend to continue.

         Another decline in desktop PC sales would reduce demand for our products.


          Demand for our hard drives depends on the demand for computer systems manufactured by our customers and on storage upgrades to existing systems. The demand for computer systems has been volatile in the past and often has had an exaggerated effect on the demand for hard drives in any given period. In calendar 1998, for example, the growth in desktop PC sales slowed significantly, causing a sharp decline in demand for hard drives. We expect that this situation will occur again in the future.


         Changes in customer assembly practices render inventory management difficult and can result in greater product returns.

          A number of our customers require us to maintain a base stock of product in locations adjacent to their manufacturing facilities. This increases our costs and our risk from possible inventory obsolescence. In addition, some of our customers are considering or have already implemented a so-called channel assembly model, in which the customer ships a minimal computer system to a dealer or other assembler. We then ship parts directly to the assembler for installation at its location. This exposes us to risk of inventory mismanagement by both the customer and the assembler. The channel assembly model requires proper alignment between the customer and us and requires us to retain more of our product in inventory, increasing our risk of inventory obsolescence. Furthermore, if the assemblers are not properly trained in manufacturing processes, it could increase the number of product returns resulting from damage during assembly or improper installation.

         Changing market demands contribute to the increasing complexity and fragmentation of the hard drive industry.

         Over the past two years the consumer market for desktop computers has shifted significantly towards lower priced systems, especially those systems priced below $1,000. If the market for those lower price systems continues to grow and we do not develop lower cost hard drives that can successfully compete in this market, our market share could continue to fall.

         Furthermore, the PC market is fragmenting into a variety of computing devices and products. Some of these products, such as internet appliances, may not contain a hard drive. On the other hand, many industry analysts expect, as do we, that as broadcasting and communications are increasingly converted to digital technology from the older, analog technology, the technology of computers and consumer electronics and communication devices will converge, and hard drives will be found in many consumer products other than computers. However, it is too early to assess the impact of these new developments on future demand for hard drive products.

         II.  Risk factors relating to Western Digital particularly.


         Concentration of product demand among a small number of customers could harm our operating results.

         High volume customers for our hard drives are concentrated among a small number of computer manufacturers, distributors and retailers. Although we believe our relationships with key customers are generally good, if we were to lose one or more accounts, it could harm our operating results. Our customers are generally not required to purchase any minimum volume and are generally able to end their relationship with us at will. We have experienced reductions in our business, with resulting loss of revenue, with several customers largely as a result of delays and difficulties encountered in our transition to magneto-resistive head technology. Future changes in purchase volume or customer relationships resulting in decreased demand for our hard drives, whether by loss of or delays in orders, could harm our operating results.

         Dependence on a limited number of qualified suppliers of components could lead to delays or increased costs.


         A number of the components used by us are available from a single or limited number of qualified outside suppliers. If a component is in short supply or a supplier fails to qualify a component, we may experience delays or increased costs in obtaining that component. To reduce this risk, we attempt to provide significant lead times when buying these components. As a result, we may have to pay significant cancellation charges to suppliers if we cancel orders, either because of market oversupply or transition to new products or technologies. This occurred in 1998 when we accelerated our transition to magneto-resistive recording head technology.


         Manufacture of fewer components than our competitors increases our vulnerability to shifting market conditions.

         Because we manufacture fewer of our components than our competitors, an extended shortage of required components or the failure of key suppliers to remain in business, adjust to market conditions, or to meet our quality, yield or production requirements could harm us more severely than our competitors.


          Manufacturing our products abroad subjects us to numerous risks.

         Our products are currently manufactured in Singapore and Malaysia. As a result, we are subject to risks associated with foreign manufacturing, including, among other risks:

         - obtaining requisite United States and foreign governmental permits and approvals

         -        currency exchange rate fluctuations or restrictions

         -        political instability and civil unrest

         -        transportation delays or higher freight rates

         -        labor problems

         -        trade restrictions or higher tariffs

         -        exchange, currency and tax controls and reallocations

         - loss or non-renewal of favorable tax treatment under agreements or treaties with foreign tax authorities.

         We attempt to manage the impact of foreign currency exchange rate changes by, among other things, entering into short-term, forward exchange contracts. However, those contracts do not cover our full exposure and can be canceled by the issuer if currency controls are put in place, as recently occurred in Malaysia.

         Component supply and technology license agreement with IBM requires us to adapt IBM's product designs and integrate IBM technology.


         In June, 1998, we entered into a broad-based hard drive component supply and technology licensing agreement with IBM. Under this agreement, IBM is our sole supplier of the head components for desktop hard drives that we manufacture. Our business and operating results would be harmed if those heads fail to satisfy our quality requirements or if IBM is unable to meet our volume or delivery requirements. While we believe that IBM's current and planned manufacturing capacity will meet our projected requirements, growth of our sales of hard drives with IBM technology is dependent upon IBM continuing to devote substantial financial resources to support the manufacture of the components.

          The IBM agreement enables us to incorporate IBM's technology, designs and hard drive components into our desktop products. Implementation of the agreement presents several significant challenges:

         - most important, the need to adapt IBM's product designs and manufacturing processes so that the hard drives with IBM technology can be manufactured by us at a low enough cost to compete in the high-volume desktop market

         - our engineers must integrate IBM technology into our products while continuing to conduct our own research and development activities.


         We entered into the agreement expecting that IBM will continue to lead the hard drive industry in storage capacity and performance. We also believed that we could leverage that leadership to give us a competitive advantage in the desktop portion of the market through being quicker to market with new products and quicker in reaching levels of volume at which our costs would decrease markedly. If IBM does not maintain that leadership, we may not realize the benefits we had anticipated.


         Although the agreement contains restrictions on IBM's ability to license its technology to other companies, it is not exclusive, and competitors may have access to both the products and the underlying technology. The agreement continues until 2001, subject to several conditions including our commitment to purchase specified quantities of components from IBM.


         Our reliance on intellectual property and other proprietary information subjects us to the risk of significant litigation.

         The hard drive industry has been characterized by significant litigation. This litigation includes litigation relating to patent and other intellectual property rights, products liability claims and other types of litigation. If we receive a valid claim of infringement we may be required to obtain a license or cross license from the patent holder or we may have to modify our existing technology or design new non-infringing technology. Either of these solutions could increase our costs and harm our operating results. We may also be liable for any past infringement.

         From time to time, we receive notices of alleged patent infringement or notices of patents from patent holders. We are currently evaluating several such notices of infringement. One of them involves a letter we received on March 2, 1999 from legal counsel for the Lemelson Foundation Partnership indicating that the Foundation had filed, but not served, a complaint against us in federal court in Arizona. According to the letter, the complaint alleges infringement of patent rights which are not identified in the letter. We have requested a copy of the complaint so that we can review and evaluate the allegations that it may contain.

         Another notice of infringement we have received involves a company called Papst Licensing, which is asserting claims relating to several disk drive motor patents. In 1994 Papst Licensing brought suit against us in federal court in California alleging infringement by us of five of these motor patents. The patents relate to disk drive motors that we purchase from motor vendors. Later that year Papst dismissed its case without prejudice, but it has notified us that it intends to reinstate the suit if we do not agree to enter into a license agreement with Papst. Papst has also put us on notice with respect to several additional patents. Although we do not believe that the outcome of these matters will materially harm our operating results, loss of any intellectual property litigation could force us to pay a large amount of money and/or prohibit us from manufacturing products affected by the litigation. In addition, the costs of defending such litigation may be high, regardless of the outcome.

         Our reliance on intellectual property and other proprietary information subjects us to the risk that these key ingredients of our business could be reproduced or copied by competitors.

         Our success depends in significant part on the proprietary nature of our technology, including, among other things, our non-patentable intellectual property such as our process technology. Despite safeguards, to the extent that a competitor is able to reproduce or otherwise capitalize on our technology, it may be difficult, expensive or impossible for us to obtain necessary legal protection. Also, the laws of some foreign countries may not protect our intellectual property to the same extent as do the laws of the United States. In addition to patent protection of intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We rely upon employee, consultant and vendor non-disclosure agreements and a system of internal safeguards to protect our proprietary information. However, we cannot insure that our registered and unregistered intellectual property rights will not be challenged or exploited by others in the industry.

          Inaccurate projections of demand for our product can cause large fluctuations in our quarterly results.

         If we do not forecast total quarterly demand accurately, it can have a material adverse effect on our quarterly results. We typically book and ship a high percentage of our total quarterly sales in the third month of the quarter, which makes it is difficult for us to match our production plans to customer demands. In addition, our quarterly projections and results may in the future be subject to significant fluctuations as a result of a number of other factors including:

         - the timing of orders from and shipment of products to major customers

         -        our product mix

         -        changes in the prices of our products

         -        manufacturing delays or interruptions

         - acceptance by customers of competing products in lieu of our products

         -        variations in the cost of components for our products

         - limited access to components that we obtain from a single or a limited number of suppliers, such as IBM

         -        competition and consolidation in the data storage industry

         - seasonal and other fluctuations in demand for computers often due to technological advances.

         -        general economic conditions.


         Rapidly changing market conditions in the hard drive industry make it difficult to estimate actual results.

         We have made and continue to make a number of estimates and assumptions relating to our financial reporting. The rapidly changing market conditions with which we deal means that actual results may differ significantly from our estimates and assumptions. Key estimates and assumptions for us include, among other things:

         -        accruals for warranty against product defects

         - price adjustment reserves on products sold to resellers and distributors

         -        reserves for excess, obsolete and slow moving inventories

         -        reserves for accounts receivable

         -        estimates of product returns.

         Price  volatility of our common stock.


         The market price of our common stock has been, and may continue to be, extremely volatile. Factors such as the following may significantly affect the market price of our common stock:

         -        actual or anticipated fluctuations in our operating results

         - announcements of technological innovations by us or our competitors which may decrease the volume and profitability of sales of our existing products and increase the risk of inventory obsolescence

         -        new products introduced by us or our competitors

         - periods of severe pricing pressures due to oversupply or price erosion resulting from competitive pressures

         -        developments with respect to patents or proprietary rights

         -        conditions and trends in the hard drive industry

         - changes in financial estimates by securities analysts relating specifically to Western Digital or the hard drive industry in general

         In addition, the stock market in recent months has experienced extreme price and volume fluctuations that have particularly affected the stock price of many high technology companies. These fluctuations are often unrelated to the operating performance of the companies. As a result, the market price of our common stock may decline below the price on the date of this prospectus or the date of any purchase of our common stock offered by this prospectus.

         Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities. A number of such suits have been filed against us in the past, and any of these litigation matters could result in substantial costs and a diversion of resources and management's attention.

         We may be unable to raise future capital through debt or equity financing.

         Due to the risks described in this prospectus, in the future we may be unable to maintain adequate financial resources for capital expenditures, working capital and research and development. If we decide to increase or accelerate our capital expenditures or research and development efforts, or if results of operations do not meet our expectations, we could require additional debt or equity financing. However, we cannot insure that additional financing will be available to us or available on favorable terms. An equity financing could also be dilutive to our existing stockholders.


         Our failure to be Year 2000 compliant or such a failure by our key suppliers or customers could delay manufacture or delivery of our products.



         We believe our hard drive products are Year 2000 compliant, although some older, non-hard drive products previously sold by us may not be Year 2000 compliant. We anticipate that our systems, equipment and processes will be substantially Year 2000 compliant by the end of July 1999. However, if we don't complete our remediation efforts on time, or if we fail to identify all Year 2000 dependencies in our systems, equipment or processes or those of our suppliers, customers or other organizations on which we rely, it could harm our business, including delays in the manufacture or delivery of our products. As a result, we are developing contingency plans in the event such problems arise. We expect to complete the development of our contingency plans by the end of September 1999.



         The Year 2000 issue is the result of computer programs, microprocessors, and embedded date reliant systems using two digits rather than four to define the applicable year. We consider a product to be Year 2000 compliant if the product's performance and functionality are unaffected by processing of dates prior to, during and after the Year 2000. In addition, we only consider a product to be Year 2000 compliant if all elements used with the product properly exchange accurate date data with it. Those elements include, among other things, hardware, software and permanent instructions and data programmed directly into the circuitry of the product. Litigation may be brought against makers of all component products of systems that are not Year 2000 compliant. Our agreements with customers typically contain provisions designed to limit our liability for such claims. These provisions may not provide protection from liability, however, because of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Any such claims, with or without merit, could materially harm our business.

         We have committed people and resources to resolve potential Year 2000 issues, both internally and with respect to our suppliers and customers, for both information technology assets and non-information technology assets. We are identifying Year 2000 dependencies in our systems, equipment and processes and we are implementing changes to such systems, updating or replacing such equipment, and modifying such processes to make them Year 2000 compliant. Each of our business sites has identified critical systems for which contingency plans are being developed in the event of any disruption caused by Year 2000 problems. Testing of our primary business transaction application has been completed and all remaining testing is scheduled for completion by the end of July 1999.

         We are vulnerable to the failure of any of our key suppliers to remedy their Year 2000 issues. Such a failure could delay shipment of essential components and disrupt or even halt our manufacturing operations. While all our suppliers are being notified of our Year 2000 compliance requirements, we have established specific reviews with our critical suppliers, and they are requested to report their progress to us on a quarterly basis. We regularly monitor this progress and are actively involved with a few suppliers that are behind schedule.


         We are also communicating with our large customers to determine the extent to which we are vulnerable to their failure to remedy their own Year 2000 issues. We also rely, both domestically and internationally, upon governmental agencies, utility companies, telecommunication service companies and other service providers outside of our control. We cannot insure that these third parties will not suffer business disruption caused by a Year 2000 issue, which, in turn, could materially harm our business.


         Expenditures related to our Year 2000 project, which includes normal replacement of existing capital assets, were approximately $7.5 million through December 1998 and are expected to amount to approximately $35.0 million in total. Based on work to date, we believe that the Year 2000 issue will not pose significant operational problems for us. However, if we don't complete our remediation efforts on time, or if we fail to identify all Year 2000 dependencies in our systems, equipment or processes or those of our suppliers, customers or other organizations on which we rely, it could harm our business, including delays in the manufacture or delivery of our products. As a result, we are developing contingency plans in the event such problems arise. We expect to complete the development of our contingency plans by the end of September 1999.

                                 USE OF PROCEEDS

         We will receive proceeds from our sale of our common stock registered by the registration statement of which this prospectus is a part. Any proceeds we receive will be used for general corporate purposes or as stated in a supplement or supplements to this prospectus.

                              PLAN OF DISTRIBUTION

         Our common stock may be offered for sale and sold in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of common stock may be sold directly, through agents designated from time to time or to or through broker-dealers designated from time to time, or by such other means as may be specified in the supplement to this prospectus. Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of the shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Shares of common stock may be sold through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

         To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.


         If underwriters are used in a sale, shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares of common stock will be named in the supplement to this prospectus relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement.

         Under the securities laws of some states, the shares of common stock registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.


          Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

         Upon sale under the registration statement that includes this prospectus, the shares of common stock registered by the registration statement will be freely tradable in the hands of persons other than our affiliates .


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.


         The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. The information filed by us with the SEC in the future will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been sold.

                  1. Our Annual Report on Form 10-K for the fiscal year ended June 27, 1998;

                  2. Our Quarterly Reports on Form 10-Q for the quarters ended September 26, 1998 and December 26, 1998;

                  3. Our Current Reports on Form 8-K filed August 10, 1998, August 10, 1998, October 26, 1998, November 19,
                           1998 and January 19, 1999; and

                  4. The description of our common stock contained in our Registration Statement on Form 8-B, filed April 3, 1987, and any amendments or reports filed for the purpose of updating such description.

         We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:


                               Corporate Secretary
                           Western Digital Corporation
                            8105 Irvine Center Drive
                            Irvine, California 92618
                                 (949) 932-5000

         You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                           FORWARD-LOOKING STATEMENTS


         This prospectus contains or incorporates by reference forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

         -        our financial prospects

         -        our financing plans

         -        trends affecting our financial condition or operating results

         - our strategies for growth, operations, and product development and commercialization

         - conditions or trends in or factors affecting the hard drive industry.


         Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences. Those factors include, among others, the highly competitive nature of the hard drive industry, which is characterized by periods of severe price competition and price erosion, which can result in shifting market share, and rapid technological changes.

                                  LEGAL MATTERS

         The validity of the shares of common stock covered by this prospectus was passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of Western Digital Corporation as of June 27, 1998 and June 28, 1997 and for each of the years in the three-year period ended June 27, 1998, have been incorporated by reference in this prospectus and in the registration statement, of which this prospectus forms a part, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

================================================================================


    No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to the date as of which such information is given. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby to anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                ----------------


                                TABLE OF CONTENTS

                                                                            PAGE
Western Digital Corporation....................................................2
Risk Factors...................................................................2
Use of Proceeds...............................................................10
Plan of Distribution..........................................................11
Where You Can Find More Information...........................................12
Forward-Looking Statements....................................................13
Legal Matters.................................................................14
Independent Auditors..........................................................14



================================================================================

                                  $190,000,000


                                     [LOGO]


                                  COMMON STOCK




                                ----------------

                                   PROSPECTUS

                                ----------------




                                 MARCH __, 1999




================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee.

              SEC Registration Fee......................................................    $52,820
              Printing Expenses.........................................................
              Legal Fees and Expenses...................................................
              Accounting Fees and Expenses..............................................
              Miscellaneous.............................................................
                                                                                            -------
                        Total...........................................................    $
                                                                                            =======

Item 15. Indemnification of Officers and Directors

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under
Section 145.

         As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation provides that a director shall not be liable us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         Our bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. We may, from time to time, enter into indemnity agreements with each of our directors and officers requiring that we pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of Western Digital and solely because of his or her being a director and/or officer. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory, except in the case of a proceeding in which a director or officer is successful on the merits. Consistent with our bylaw provision on the subject, the indemnity agreements require us to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to Western Digital or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary. Under the DGCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, we would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against us. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, the director or officer:

                  (1) received a personal benefit,

                  (2) violated Section 16(b) of the Exchange Act or analogous provisions of law, or

                  (3) committed enumerated acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the our certificate of incorporation or bylaws.

         Our directors' liability insurance policy insures our directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances stated in the policy. The selling stockholder and Western Digital each have agreed to indemnify the other and their respective officers, directors and other controlling persons against liabilities, stated in the stock purchase agreement, in connection with this registration, including liabilities under the Securities Act.

Item 16. Exhibits

         The following exhibits are filed herewith or incorporated by reference:


        Exhibit
         Number                      Description of Exhibit
         ------                      ----------------------

         4.1*     Amended and Restated Certificate of Incorporation.

         4.2**    Bylaws of Western Digital Corporation.

         4.3***   Form of Common Stock Certificate.

Exhibit
Number                            Description of Exhibit
-------                           ----------------------
         5.1****  Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby.

         23.1**** Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                  5.1).

         23.3     Consent of KPMG LLP, independent auditors.

         24****   Power of Attorney.


----------

* Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.4.1, filed May 9, 1997.

** Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.2.2, filed May 9, 1997.

*** Incorporated by reference to our Registration Statement on Form 8-B, filed April 3, 1987.

****     Previously filed.


Item 17. Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, I certify that I have reasonable grounds to believe that Western Digital Corporation meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 23, 1999.


                              WESTERN DIGITAL CORPORATION

                              By:  /s/   MICHAEL A. CORNELIUS
                                 -----------------------------------------------
                                         Michael A. Cornelius
                                Vice President, Law and Administration
                                            and Secretary


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 23, 1999.


                           SIGNATURE                                                    TITLE
                           ---------                                                    -----

                               *                                      Chairman of the Board, President and Chief
-----------------------------------------------------------        Executive Officer (Principal Executive Officer)
                      Charles A. Haggerty


                               *                                      Senior Vice President, and Chief Financial
-----------------------------------------------------------          Officer (Principal Financial and Accounting
                      Duston M. Williams                                               Officer)


                               *                                                       Director
-----------------------------------------------------------
                      James A. Abrahamson


                               *                                                       Director
-----------------------------------------------------------
                       Peter D. Behrendt


                               *                                                       Director
-----------------------------------------------------------
                          I.M. Booth


                               *                                                       Director
-----------------------------------------------------------
                        Irwin Federman


                               *                                                       Director
-----------------------------------------------------------
                         Andre R. Horn


                               *                                                       Director
-----------------------------------------------------------
                        Anne O. Krueger


                               *                                                       Director
-----------------------------------------------------------
                       Thomas E. Pardun



*By                 /s/ MICHAEL A. CORNELIUS                                       Attorney-in-fact
      -----------------------------------------------------
                     Michael A. Cornelius

                                  EXHIBIT INDEX



       Exhibit
       Number                    Description of Exhibit
       ------                    ----------------------

         4.1*     Amended and Restated Certificate of Incorporation.

         4.2**    Bylaws of Western Digital Corporation.

         4.3***   Form of Common Stock Certificate.

         5.1**** Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby.

         23.1**** Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                  5.1).

         23.3     Consent of KPMG LLP, independent auditors.

         24****   Power of Attorney.

----------


* Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.4.1, filed May 9, 1997.

** Incorporated by reference to our Quarterly Report on Form 10-Q, Exhibit 3.2.2, filed May 9, 1997.

*** Incorporated by reference to our Registration Statement on Form 8-B, filed April 3, 1987.

****     Previously filed.